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                                                                   EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of September 8, 2000, is by and between U.S. Interactive, Inc., a Delaware corporation (the "Company") and William C. Jennings (the "Executive").


                                    RECITALS

         WHEREAS, the Company engages in the business information technology services, principally web-based technologies associated with, internet, intranet and extranet design, consultation, installation and maintenance professional services (the "Business");

         WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

         WHEREAS, the Company to employ the Executive as its Chief Executive Officer on the terms and conditions hereinafter set forth and the Executive desires to accept such continued employment on such terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

         1. Employment. Subject to and pursuant to the terms of this Agreement, effective as of the date of this Agreement (the "Effective Date"), the Company shall employ the Executive, and the Executive shall be employed by and shall serve the Company, in the capacity of Chief Executive Officer, reporting directly to the Board of Directors (the "Board") pursuant to the terms and conditions of this Agreement.
         2. Term and Renewals. Subject to the provisions for earlier termination provided herein, the term of this Agreement (the "Initial Term") shall commence on the Effective Date and shall terminate on June 30, 2001. The Initial Term shall be renewed for a one-year period (the "Initial Renewal Term") if at least 30 days prior to the expiration of the Initial Term either party hereto shall not have given the other party written notice not to renew this Agreement. The Initial Renewal Term and each "Renewal Term" (as defined in this Section 2)
shall be renewed for successive one-year periods (each, a "Renewal Term") if at least 30 days prior to the expiration of the Initial Renewal Term or a Renewal Term, as the case may be, either party hereto shall not have given the other party written notice not to renew this Agreement. The Initial Term, together with any Initial Renewal Term and all Renewal Terms, if any, is referred to herein as the "Term." Nothing in this Agreement shall be construed to require either party hereto to renew this Agreement and either party hereto has the sole discretion not to renew this Agreement.
         3. Duties. During the Term, the Executive shall be employed at the offices of the Company in King of Prussia, Pennsylvania, and shall serve as and have the title of Chief Executive Officer of the Company reporting directly to the Board, and shall have all duties and responsibilities customarily associated with such positions, including duties determined by the Board and appropriate for persons in such positions, as limited or expanded pursuant to this
Agreement. It is recognized by the parties that Executive might, from time to time, work from his home in Connecticut and from the Company's office in New
York City. The Executive shall also serve as a member of the Board, subject to removal pursuant to the terms of the Company's Certificate of Incorporation and Bylaws. The Executive shall devote substantially all of his working time and effort during normal business hours to the business and affairs of the Company, and shall use his reasonable best efforts to perform his duties and responsibilities hereunder faithfully and efficiently. Notwithstanding the foregoing, the Executive may devote a portion of his working time and effort during normal business hours to charitable activities, the management of his investments, other business activities that do not compete with the Business, and to such other matters as the Executive may determine, so long as such activities do not prevent the Executive from performing his duties hereunder.
         4. Compensation. For services rendered by the Executive during the Term pursuant to this Agreement, the Company shall pay or award compensation to the Executive as follows:
                  (a) Base Compensation. The Company shall pay to the Executive a base salary ("Base Compensation") of $350,000 per annum, payable in accordance with the Company's customary payroll practices for its officers. The amount of Base Compensation shall be reviewed by the Board annually; provided, however, that Base Compensation may not be decreased.
                  (b) Signing Bonus. In consideration of Executive's execution of this Agreement, the Company shall pay Executive a bonus in the amount of $150,000 (the "Signing Bonus") on March 1, 2001, if Executive is then employed by the Company; provided, however, if prior to such date Executive's employment terminates, or if a Change in Control occurs (as defined Section 7(c)(i) below) and Executive is then employed by the Company, then (i) if prior to December 31, 2000, Executive's employment terminates other than pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term (as such capitalized terms are defined herein), or if a Change in Control occurs, then $50,000 of the Signing Bonus shall be accelerated and paid on the earlier of the Termination Date (as defined herein) or January 1, 2001, or (ii) if prior to December 31, 2000, a letter of intent contemplating a Change in Control is executed and the contemplated transaction closes prior to December 31, 2001, or if prior to March 1, 2001, a Change in Control involving any transaction under consideration as of the date hereof occurs, then $100,000 of the Signing Bonus shall be accelerated and paid on the earlier of the Termination Date or the closing of such Change in Control.
                  (c) Stock Options. In addition to any other compensation or benefits hereunder, Executive shall be entitled to receive stock options to purchase 500,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at an exercise price equal to the closing price (as of 4 P.M. E.S.T or earlier closing time) of the Company's Common Stock as reported by Nasdaq on the date the Option Grant Agreement is executed , subject to such terms and conditions set forth in an agreement of even date herewith (the "Stock Option Agreement"). The Stock Option Agreement shall provide for vesting of the options granted by the Stock Option Agreement as set forth below:
                         (i) with respect to options for 145,800 shares of
Common Stock, upon execution of the Stock Option Agreement;
                         (ii) equal monthly vesting with respect to options for
104,200 shares of Common Stock, beginning September 30, 2000 and on the 30th day of each subsequent calendar month (each a "vesting date") through June 30, 2001; and
                         (iii) monthly vesting of 10,416 on each vesting date
beginning July 1, 2001, if and for so long as Executive is Chief Executive Officer of the Company or a member of the Board, with vesting under this Section 4(c)(iii) not to exceed options for shares of Common Stock 250,000; provided, however, if on or after June 30, 2001, the Company requests Executive to become the Chairman of the Board, and Executive declines to become Chairman of the Board, any unvested options under this Section 4(c)(iii) shall become null and void and shall terminate;
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         Notwithstanding the foregoing, upon a Change in Control,
                         (A) that occurs on or before December 31, 2000, the
balance of the options referenced above in Section 4(c)(ii) shall become fully vested and nonforfeitable under the Stock Option Agreement, all restrictions (except for restrictions required by law), if any, thereon shall lapse, and the Executive shall thereupon be entitled to exercise any or all such options in accordance with the terms of the Stock Option Agreement;
                         (B) involving any transaction under consideration as of
the date hereof that occurs on or before March 1, 2001, the balance of the options referenced above in Section 4(c)(ii) shall become fully vested and nonforfeitable under the Stock Option Agreement, all restrictions (except for restrictions required by law), if any, thereon shall lapse, and the Executive shall thereupon be entitled to exercise any or all such options in accordance with the terms of the Stock Option Agreement; and
                         (C) other than as set forth as set forth in the
foregoing Sections (A) and (B), all options granted under the Stock Option Agreement shall become fully vested and nonforfeitable, all restrictions (except for restrictions required by law), if any, thereon shall lapse, and the
Executive shall thereupon be entitled to exercise any or all such options in accordance with the terms of the Stock Option Agreement.
                  (d) Bonus Compensation. In addition to the Base Compensation, the Board (or the Compensation Committee of the Board) may in its discretion award the Executive a performance bonus (the "Performance Bonus") in cash or stock options commensurate with the Executive's performance as Chief Executive Officer.
                  (e) Withholding. The Company shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.
         5. Additional Benefits.
                  (a) Fringe Benefits; Reimbursement; Vacation. In addition to Base Compensation and Performance Bonus provided for in Section 4 above, in connection with the Executive's employment by the Company, the Executive shall be entitled to receive:
                         (i) all fringe benefits customarily offered by the
Company to its senior executive officers, including without limitation, health plan benefits, expense accounts, participation in any Company stock compensation plan and the various employee benefit plans or programs (collectively, the "Benefit Plans") provided to the employees of the Company in general, subject to the eligibility requirements with respect to each such Benefit Plan, and to such other benefits or perquisites as may be approved by the Board during the Term;
                         (ii) reimbursement from the Company for all customary,
ordinary and necessary business expenses incurred by the Executive in the performance of his duties and responsibilities hereunder;
                         (iii) four (4) weeks' paid vacation benefits, or such
greater amount as may be available under the Company's vacation policy in effect for its senior executive officers, which may not be carried over to the following year;
                         (iv) annual membership dues for professional or
business or social organizations reasonably requested by Executive and approved by the Compensation Committee in an aggregate amount up to $5,500 per year;
                         (v) a monthly automobile allowance in the amount of
$650, if approved by the Compensation Committee; and
                         (vi) use of up-to-date computer equipment and facsimile
machine for Executive's home office and connectivity to the Company's offices and the Internet.
         6. Termination of Employment.
                  (a) Termination. Except as otherwise provided in this Agreement, the Executive's employment by the Company hereunder shall terminate upon the earliest to occur of the dates specified below (as applicable, the "Termination Date"):
                         (i) The close of business on the date of expiration of
the Term.
                         (ii) The close of business on the date of the
Executive's death ("Death").
                         (iii) The close of business on the date specified as
the effective date of termination of the Executive's employment in a "Notice of Termination" (as defined below) delivered by the Company to the Executive due to the Executive's "Disability" (as defined below). For purposes of this Agreement, the term "Disability" shall mean the inability or incapacity of the Executive, due to any medically determined physical or mental impairment, to perform his duties and responsibilities for the Company for a total of 180 calendar days in any consecutive 12 month period during the Term, that has been verified in a written opinion from an independent physician (i.e., one not then treating or affiliated with Executive).
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                         (iv) The close of business on the date specified as the
effective date of termination of the Executive's employment by the Executive in a Notice of Termination delivered by the Executive to the Company (a "Voluntary Termination").
                         (v) The close of business on the date specified as the
effective date of termination of the Executive's employment by the Company for "Cause" (as defined below) in a Notice of Termination delivered by the Company to the Executive. For purposes of this Agreement, the term "Cause" shall mean termination based on
                                    (A) the Executive's material breach of this
Agreement or any of his duties which, if capable of cure, is not cured fully within 30 days after written notice from the Board to the Executive identifying such breach, provided, that such 30-day period shall be extended to 60 days if such breach is not reasonably susceptible to cure within 30 days and the Executive shall have commenced to cure within such 30 day period and is then proceeding with due diligence to cure such breach;
                                    (B) conviction of the Executive for (x) any
crime constituting a felony in the jurisdiction in which committed, (y) any crime involving moral turpitude (whether or not a felony) or (z) any other criminal act against the Company involving dishonesty whether or not a felony or willful misconduct intended to injure the Company;
                                    (C) substance abuse (including drunkenness)
by the Executive which is repeated after written notice from the Board to the Executive identifying such abuse;
                                    (D) the failure or the refusal of the
Executive to follow lawful and proper directives of the Board, which is not corrected within 30 days after written notice from the Board to the Executive identifying such failure or refusal;
                                    (E) willful malfeasance or gross misconduct
by the Executive which discredits or damages the Company; or
                                    (F) conviction of the Executive for a
violation of the federal securities laws;
                         (vi) The close of business on the date specified as the
effective date of termination of the Executive's employment by the Company other than for Death, Disability or Cause in a Notice of Termination delivered by the Company to the Executive.
                  (b) Notice of Termination. Any termination of the Executive's employment hereunder (other than termination as a result of Death) by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with the provisions of Section 9(b) below. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) if applicable, sets forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment, including, in the case of a Voluntary Termination, whether such Voluntary Termination constitutes a "Constructive Voluntary Termination" (as defined below).
         7. Payment Upon Termination of Employment.
                  (a) Voluntary Termination, Termination for Cause or Expiration of Term. If the Executive's employment is terminated pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term, then, without limiting any other rights or remedies available to the Company at law or in equity, the Company shall pay or provide to the Executive, his legal representatives, heirs, eligible dependents, if any, or permitted assigns, as applicable,
                         (i) on the Termination Date, all Base Compensation
earned but unpaid as of the Termination Date; and
                         (ii) all benefits to which such persons may be entitled
under any of the Benefit Plans which provide for benefits after termination of employment, in accordance with the terms thereof or as otherwise required by law.
                  (b) Other Terminations. Subject to the provisions of Section 7(c) below, if the Executive's employment is terminated other than pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term:
                         (i) the Company shall pay to the Executive, his legal
representatives, heirs or permitted assigns, on the Termination Date, all Base

Compensation (in the event of Disability, less any disability payments made to Executive pursuant to a Company disability plan or policy), and Performance Bonus (other than the Performance Bonus, if any, for the fiscal year in which the Termination Date occurs, the payment of which is governed by clause (iv) of this Section 7(b)) earned but unpaid as of the Termination Date;

                         (ii) during the period beginning on the Termination
Date and extending until the date this Agreement otherwise would have terminated had the employment of the Executive not been earlier terminated (such period is referred to herein as the "Remaining Term"), the Company shall provide to the Executive, his legal representatives, heirs, eligible dependents, if any, or permitted assigns, as applicable, all benefits to which such persons may be entitled under any of the Benefit Plans, and specifically, without limitation, shall provide the Executive and his eligible dependents, if any, with life, disability, accident and group health insurance benefits substantially similar to those which the Executive and his dependents were receiving immediately prior to the Notice of Termination, provided that the Executive or his legal representatives, heir or permitted assigns pay the regular premium required of active employees for such coverage, and provided further that following the expiration of the Remaining Term, the Executive shall be eligible to purchase health insurance benefits in accordance with applicable federal law;

                         (iii) during the Remaining Term, the Company shall pay
the Executive the Base Compensation that would have been payable had the Executive's employment not been terminated, and such Base Compensation shall be payable in accordance with the Company's customary payroll practices for its officers, less the amount, if any, of monthly disability income paid to the Executive pursuant to any Company-sponsored long-term disability plan;

                         (iv) on the Termination Date the Company shall pay to
the Executive, his legal representatives, heirs or permitted assigns, a pro-rata portion of his Performance Bonus for such fiscal year (the "Pro Rata Bonus"), such payment to be made within 30 days following the date on which a bonus is declared in which the Executive would have participated but for his termination; and

                         (v) all stock options, warrants, rights and other
Company stock-related awards granted to the Executive by the Company, including, without limitation, stock options granted under the Stock Option Agreement (collectively, the "Stock Awards") that otherwise would have vested and become exercisable during the Remaining Term, shall become upon the Termination Date fully vested and nonforfeitable, all restrictions (except for restrictions required by law), if any, thereon shall lapse, all performance goals, if any, associated therewith shall be deemed met in full, and the Executive shall be entitled to exercise any or all such Stock Awards in accordance with the terms of the documentation pursuant to which such Stock Awards were granted (as such Stock Awards are amended by this clause (v)).

         Notwithstanding any other provision of this Agreement to the contrary, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(b) by seeking other employment or otherwise, and the amount of any payment provided for in this Section 7(b)shall not be reduced by any compensation earned by the Executive as a result of his employment by another employer after the Termination Date or otherwise.

                  (c) Termination Following the Effective Date or a Change in Control. Notwithstanding any other provision of this Agreement to the contrary, if at any time after two months following a "Change in Control" (as defined below) of the Company, Executive voluntary terminates his employment for any reason, the Executive shall be entitled to the compensation and benefits described in Section 7(b) above (including the vesting of Stock Awards and the pro-ration of a Performance Bonus) as if the Executive's employment had been terminated other than pursuant to a Voluntary Termination, a termination for Cause or the expiration of the Term, during the period beginning on the date of termination by the Executive and extending through the Remaining Term. Notwithstanding any other provision of this Agreement to the contrary, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(c) by seeking other employment or otherwise, and the amount of any payment provided for in this Section 7(c) shall not be reduced by any compensation earned by the Executive as a result of his employment by another employer after the Termination Date or otherwise.

For purposes of this Section 7(c), the following terms shall have the following meanings:

                         (i) "Change in Control" shall mean and be determined to
have occurred if (i) any person (as such term is used in Sections 13(b) and 14(b) of the Securities Exchange Act of 1934, as amended) (the "Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the then outstanding securities of the Company; (ii) during any period of twenty-four (24) months, a majority of the members of the Board who are elected by the holders of the Company's Common Stock are replaced by directors who were not nominated and approved by the directors previously elected by such holders of the Common Stock; (iii) the Company, or substantially all of the assets of the Company on a consolidated basis, shall be combined with or acquired by another company, entity or individual; or (iv) a majority of the members of the Board are represented by, or appointed by or affiliated with, any person (as such term is used in Sections 13(b) and 14(b) of the Exchange Act) whom the Board has determined is seeking to effect a Change in Control of the Company of the type described in clauses (i), (ii) or (iii) of this definition.

                         (ii) "Constructive Involuntary Termination" shall mean
voluntary termination of employment by the Executive as a result of a significant reduction or adverse change in the duties, responsibilities, reporting relationship, job description, compensation, perquisites, office or location of employment of the Executive without the written consent of the Executive, which is not cured fully within 30 days after written notice from Executive to the Board identifying such significant reduction or adverse change, provided, that such 30 day period shall be extended to 60 days if such significant reduction or adverse change is not reasonably susceptible to cure within 30 days and the Company shall have commenced cure within such 30 day period and is then proceeding with due diligence to cure such breach.

                  (d) Exclusive Payments. The payments upon termination made by the Company to the Executive pursuant to Sections 7(b) and 7(c) above shall constitute the exclusive payments due to the Executive upon termination under this Agreement.

         8. Executive Covenants.

                  (a) Unauthorized Disclosure. The Executive agrees and understands that due to the Executive's position with the Company, the Executive has been and will be exposed to, and will receive confidential and proprietary information relating to the businesses of the Company, including but not limited to technical information, computer software (including source and object code data and related documentation), research and development results, know-how, product information, formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices (collectively, the "Trade Secrets"). The Executive agrees that during the Term and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such Trade Secrets, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no geographical or territorial restriction. On the Termination Date, the Executive promptly will return to the Company such Trade Secrets. Disclosure of Trade Secrets by the Executive shall not be construed to be unauthorized when disclosure is made in the course of performance of the Executive's duties and responsibilities, in the course of employment, in compliance with instructions of the Board, in compliance with law, or as may be required by the government.

         Notwithstanding the foregoing, the Executive's obligation of confidentiality shall not apply to any information, whether or not it is within the meaning of Trade Secret, if such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section 8(a), or (ii) was or is disclosed to third parties by the Company without the obligation of confidentiality, except in connection with the Business of the Company.

                  (b) Prohibited and Competitive Activities. The Executive and the Company recognize that due to the nature of the Executive's employment hereunder and the relationship of the Executive to the Company, subsequent to the Effective Date, the Executive will have access to, and will acquire, and may assist in developing Trade Secrets. The Executive acknowledges that Trade Secrets will be of central importance to the Company and its affiliates and that disclosure of it to, or its use by, others could cause substantial loss to the Company. If the disclosure by the Executive is not within the exceptions enumerated in the Section 8(a) above, the Executive accordingly agrees as follows:

                         (i) Prohibited Activities. The Executive will not at
any time during the Term and at all times thereafter, other than in the course of his employment with the Company, disclose or furnish to any other person or, directly or indirectly, use for his own account or the account of any other person, any Trade Secrets, and he shall retain all such Trade Secrets in trust for the benefit of the Company, its affiliates and the successors and assigns;

                         (ii) Non-Competition. By and in consideration of the
Company's entering into this Agreement and providing the compensation and benefits to be provided by the Company to the Executive, and further in consideration of the Executive's continued exposure to Trade Secrets, the Executive agrees that he will not, from the Effective Date until the Termination Date, engage in any "Competitive Activity" as defined below. For purposes of this Agreement, the term "Competitive Activity" shall mean engaging in any of the following activities: (A) serving as a director of any "Competitor" (as defined below); (B) directly or indirectly through one or more intermediaries, either (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and, at the time of any acquisition, when combined with other holdings, do not exceed 5% of the particular class of interests outstanding) (it being understood that, if interests in any Competitor are owned by an investment vehicle or other entity in which the Executive owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Executive, such portion determined by applying the percentage of the equity interest in such entity owned by the Executive to the interests in such Competitor owned by such entity); (C) employment by (including serving as an officer or partner of), providing consulting services to (including, without limitation, as an independent contractor), or managing or operating the business or affairs of, any Competitor; or (D) participating in the ownership, management, operation or control of or being connected in any manner with any Competitor. For purposes of this Agreement, the term "Competitor" shall mean any person (other than the Company or any wholly-owned subsidiary of the Company) that engages in the Business (as determined at the time of termination of employment) at the time of determination, in any "Restricted Area" (as defined below) in competition with the Company. For purposes of this Agreement, the term "Restricted Area" shall mean the United States and any territory thereof.

                         (iii) In the event of termination of Executive's
employment hereunder pursuant to a Voluntary Termination (other than in connection with a Constructive Involuntary Termination) or for Cause, the Executive agrees that he will not, from the Termination Date to the scheduled expiration of the Term, engage in any Competitive Activity;

                         (iv) In the event of termination of Executive's
employment hereunder for any reason (other than a termination by the Company prior to expiration of the then current term, which termination is not pursuant to Section 6(a)(ii) or 6(a)(v) hereof), the Company shall have the option to extend the obligation of the Executive not to engage in any Competitive Activity for a period of 12 months beyond the Termination Date (or 12 months beyond the scheduled expiration of the Term if Executive is subject to (iii) above) by payment to Executive of Executive's Base Compensation and providing to Executive the benefits to be provided to Executive hereunder, all in accordance with the terms of this Agreement.

                         (v) Inventions and Patents. Executive acknowledges that
all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information, if patentable, which relate to the Business and which have been or are made by Executive while employed by the Company ("Work Product") belong to the Company.

                         (vi) Non-solicitation. The Executive agrees that during
the Term and for a period of three years thereafter, Executive shall not directly through another entity (i) hire or induce or attempt to induce any key employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or
(ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company. For purposes of this Agreement, a customer, supplier, licensee, licensor, franchisee or business relation means any person or entity which at the time of determination is, or has been within two years prior to such time, a customer, supplier, licensee, licensor, franchisee or business relation of the Company, Soft Plus, Inc. or Digital Evolution, Inc. The Company may value the foregoing non-solicitation covenant and allocate a portion of the payments made pursuant to Section 7 accordingly.

         9. Miscellaneous.

                  (a) Binding Effect; Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Executive, or any beneficiary or legal representative of the Executive, shall not assign all or any portion of the Executive's rights or obligations under this Agreement without the prior written consent of the Company.

                  (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (i) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, or (ii) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt (followed by a hard copy mailed in accordance with clause (i) of this Section 9(b)) addressed as follows:

         If to the Company, addressed to:

                           U.S. Interactive, Inc.
                           2012 Renaissance Boulevard
                           King of Prussia, PA 19406
                           Phone:   (610) 313-9700
                           Fax:     (610) 382-8908
                           Attn:  Chairman

         If to the Executive:

                           Mr. William C. Jennings
                           317 Elm Street
                           New Canaan, CT 06840-5317
                           Phone:   (203) 801-9576
                           Fax:     (203) 801-9577

or such other address as may be given from time to time under the terms of this notice provision.

                  (c) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                  (d) Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment or waiver may be charged against a party without that party's prior written consent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each transferee of any party hereto.

                  (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  (g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  (h) Governing Law. This Agreement shall be governed by and construed under the laws of the state of incorporation of the Company as applied to agreements among residents entered into and to be performed entirely within such state.

                  (i) Mediation and Arbitration. Any dispute (except for disputes with respect to the Executive's obligations under Section 8 hereof) which may arise between the parties hereto as to the construction, interpretation or effect of this Agreement which is not resolved by mutual agreement between the parties, shall first be submitted to nonbinding mediation on terms and conditions to be mutually agreed upon by the parties. In the event that a dispute is not resolved by nonbinding mediation, the disputing party may give the other party notice of such party's intention to cause the same to be submitted to arbitration. After 15 days have elapsed from the giving of such notice, but not before such time, the party who gave such notice may cause any such dispute which then remains unresolved to be submitted to arbitration by submitting the same to the office of the American Arbitration Association (the "AAA") acting in the state of incorporation of the Company as determined by the Company (or any successor thereto, but if no organization is then performing a function reasonably similar to the AAA, then to a court of competent jurisdiction in accordance with the rules of such court) with a request for arbitration to be conducted in accordance with the rules thereof by one (1) arbitrator to be jointly selected by the parties. The Company shall pay the reasonable travel expenses of the Executive to attend the arbitration hearing. The prevailing party's expenses, including without limitation attorneys' fees, in connection with such arbitration shall be borne by the losing party; provided, however, that if liability is allocated by the arbitrator between the parties, the expenses of such arbitration, including without limitation the parties' attorneys' fees, shall be borne by the parties in proportion to their respective percentages or proportions of liability assessed by the arbitrator. The decision of the arbitrator as to all matters properly submitted to such arbitrator and as to the apportionment of expenses of arbitration shall be conclusive and binding upon the parties and judgment upon any award may be entered in any court of competent jurisdiction.

                                  [END OF PAGE]
                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                      U.S. INTERACTIVE, INC.



                                      By: /s/ Eric Pulier
                                      ----------------------------------------
                                          Eric Pulier, Chairman




                                      /s/ William C. Jennings
                                      ----------------------------------------
                                      WILLIAM C. JENNINGS